Exhibit 99.1
urban-gro, Inc. Reports 2023 Financial Results and Provides Outlook on 2024 Performance
Backlog of $110 million as of December 31, 2023, a sequential increase of $26 million
2024 outlook calls for strengthening revenues and positive Adjusted EBITDA
Company to host conference call and webcast today, March 27, 2024 at 4:30 PM ET
LAFAYETTE, Colo. Mar. 27, 2024 — urban-gro, Inc. (Nasdaq: UGRO) (“urban-gro” or the “Company”), an integrated professional services and Design-Build firm offering solutions to the Controlled Environment Agriculture (“CEA”) and other commercial sectors, today reported fourth quarter and full year 2023 financial results, and provided preliminary results for first quarter 2024 as well as full year 2024 guidance.
Full Year 2023 Results vs Prior Year Period:
•Revenue of $71.5 million, a 6.7% increase from $67.0 million
•Net income (loss) of $(18.7) million, as compared to $(15.3) million
•Adjusted EBITDA1 of $(9.7) million, as compared to $(3.9) million
Full Year 2024 Guidance
•Revenue of more than $84.0 million, representing growth of at least 17.4%
•Positive Adjusted EBITDA1
First Quarter 2024 Preliminary Guidance vs Prior Year Period:
•Revenue at or better than $15.0 million, as compared to $16.8 million
•Adjusted EBITDA1 at or better than ($0.5) million, as compared to $(3.4) million

“2023 was a transitional year for the Company as our diversified end market exposure provided a hedge against prolonged softness in the Cannabis segment. In fact, 70% of our revenues were tied to these commercial sectors, with the remaining 30% in CEA, demonstrating a reversal from the trends we experienced in 2022 and highlighting the value of our diversification strategy," commented Bradley Nattrass, Chairman and CEO. That said, our fourth quarter was adversely impacted by project delays to several projects that pushed into fiscal year 2024. While these delays are disappointing, these projects remain active in the first quarter, and our $110 million project backlog at the end of 2023 bodes well for growth prospects in 2024. To better align our cost structure with the current environment, we implemented cost reductions of more than $8 million dollars on an annualized basis over the course of the past twelve months, which we believe will serve as the foundation to generate sustained positive Adjusted EBITDA in 2024.”

Mr. Nattrass added, “Looking ahead to 2024, our sector-diversified professional services and Design-Build model is in place and our optimized team of architects, interior designers, engineers, construction management personnel, and horticulturists is focused on servicing the demand we have in our backlog. We continue to see strong momentum across multiple sectors, and with the increased productivity in our services delivery to start the year, we expect to realize margin improvement as well. Our guidance implies a strong year of organic growth based on the latest estimates of project timing and the impact of our streamlined operating structure. We also remain well positioned to capture any momentum from industry-specific regulatory changes, should they arise. We believe that the potential rescheduling of cannabis, the passing of the SAFER Banking Act, and the approval from new states, like Florida, to legalize cannabis for adult use, are catalysts for Design-Build projects and ancillary equipment systems sales. We remain committed to operating as efficiently as possible and staying focused on the development of our project pipeline across our diverse client base so that we can achieve our near-term goal of returning to positive Adjusted EBITDA generation and drive long-term profitable growth.”
Fourth Quarter 2023 Financial Results
Revenue was $15.0 million, as compared to $17.3 million in the prior year period. This decrease from the prior year period was driven by lower construction Design-Build revenue of $1.3 million, and lower professional services revenue of $0.8 million.
Gross profit was $1.7 million, or 11% of revenue as compared to $3.2 million, or 19% of revenue in the prior year period. The decrease in gross profit correlates to the decrease in revenue as well as a shift in mix toward lower margin construction design-build revenue. This was further impacted by a project cost revision in the fourth quarter that negatively impacted project profitability.
Operating expenses were $6.4 million as compared to $6.2 million in the prior year period, representing an increase of $0.2 million. The increase in operating expenses was primarily due to increased legal expenses. On an annualized basis, the Company expects a year-over-year reduction of more than $8.0 million in operating expenses in 2024 primarily as a result of a cost optimization across the entire organization.
Non-operating expenses were $0.1 million as compared to $1.3 million in the prior year period.
Net loss was $4.7 million, or $(0.40) per share as compared to a net loss of $4.2 million, or $(0.39) per share in the prior year period.
Adjusted EBITDA1 was negative $3.0 million as compared to negative $1.7 million in the prior year period. The decrease was driven by lower margin construction design-build revenue, a decrease in profit margins on professional services revenue, and the Company’s commitment to keep the equipment integration team and European entities in place to drive future growth.
As of December 31 2023,, the Company had $1.1 million in cash and $2.5 million drawn on its $10 million revolving credit facility. The Company put this revolving line of credit in place primarily to be able to handle the significant anticipated growth in construction Design-Build revenues and to better manage cash flow needs related to that overall business.
Summary Full Year 2023 Financial Results
Revenue was $71.5 million as compared to $67.0 million in the prior year, representing an increase of $4.5 million, or 6.7%. The increase was primarily driven by a significant increase in construction revenue of $26.4 million, offset by a significant decrease of $20.7 million in equipment systems revenue reflecting a continuation of significantly reduced demand in the CEA market as a result of ongoing state-level regulatory delays in the license-awarding process, as well as the lack of movement on passing key legislation impacting the industry.
Gross profit was $10.3 million, or 14.4% of revenue, as compared to $14.2 million, or 21% of revenue in the prior year. The decrease in gross profit was primarily driven by the change in overall revenue contribution for the Company, with 65% composed of lower margin construction Design-Build revenue. In addition, the profit margin for the professional services revenue decreased to 39%, from 52% in the prior year, due to temporary inefficiencies during the integration of all acquired companies onto the same enterprise resource planning system.

Operating expenses were $27.0 million as compared to $26.8 million in the prior year, due primarily to the net effects of a $3.8 million increase in general and administrative expenses and a $3.3 million reduction in a one-time business development expense. The increase in general and administrative expenses was the result of increased professional fees associated with legal defense costs and increased personnel costs associated with an increase in the average number of employees.

Non-operating expenses were $2.2 million as compared to $3.0 million in the prior year, and included $1.5 million for the settlement of a litigation, and an additional contingent consideration expense of $0.3 million related to the impairment of the XS Financial investment.

Net loss was $18.7 million, or $(1.66) per share as compared to a net loss of $15.3 million, or $(1.44) per share, in the prior year.
Adjusted EBITDA1 was negative $9.7 million as compared to negative $3.9 million in the prior year. The decrease in Adjusted EBITDA1 is predominantly attributed to the significant decrease in equipment system revenues, and expenses related to our European entity.
1Adjusted EBITDA is a non-GAAP financial measure. Please see the information under “Use of Non-GAAP Financial Information” below for a description of Adjusted EBITDA and the table at the end of this press release for a reconciliation of this non-GAAP financial information to GAAP results.
Backlog as of December 31, 2023
Consolidated backlog is unrealized revenue represented by contractually committed construction Design-Build, equipment systems, and service orders. As of December 31, 2023, total backlog was approximately $110 million in contracts, comprised of $102 million in construction Design-Build, $7 million of professional services, and $1 million of equipment systems.

The following table summarizes the year over year change in backlog from the year ended December 31, 2022 to the year ended December 31, 2023:

	Equipment Systems	Services	Construction Design-Build	Total Backlog
	(in millions)
Beginning backlog as of December 31, 2022	$5	$6	$82	$93
Revenue recognized	(13)	(12)	(46)	(71)
Backlog additions	9	13	66	$88
Ending backlog as of December 31, 2023	$1	$7	$102	$110

Geographic Footprint
The Company currently operates out of offices in Colorado, Texas and Georgia in the United States and an office in Dordrecht, Netherlands in Europe.
Revenue and Adjusted EBITDA1 Guidance - Full Year 2024 and First Quarter 2024
For the 2024 full year, the Company anticipates consolidated revenues to grow by at least 17% to more than $84 million and that it will generate positive Adjusted EBITDA1. For the first quarter 2024, the Company expects revenue to be more than $15 million with Adjusted EBITDA1 to be better than negative $0.5 million. While equipment revenues remain soft and construction is expected to be slightly better than the fourth quarter of 2023, revenues from professional services are expected to be robust, which is a strong leading indicator of future construction and equipment demand. Further, as a result of the expense reductions we implemented in 2023, gross margins are expected to improve year-over-year.
Conference Call Details
urban-gro will host a conference call and live audio webcast to discuss the operational and financial results today, March 27 , 2024 at 4:30 PM ET. Interested participants and investors may access the conference call by dialing 888-506-0062 (U.S.), or 973-528-0011 (International). The participant access code is 569388. The live webcast will be accessible on the Events page of the Investors section of the urban-gro website, ir.urban-gro.com, and will be archived for 90 days following the event.

Use of Non-GAAP Financial Information
We define Adjusted EBITDA as net income (loss) attributable to urban-gro, determined in accordance with GAAP, excluding the effects of certain operating and non-operating expenses including, but not limited to, interest income and expense, income taxes, depreciation of tangible assets, amortization of intangible assets, impairment of investments, unrealized exchange losses, debt forgiveness and extinguishment, stock-based compensation expense, one-time and non-recurring expenses, and acquisition costs that we do not believe reflect our core operating performance. We use Adjusted EBITDA as a measure of our operating performance. Our board of directors and management team focus on Adjusted EBITDA as a key performance and compensation measure. We believe that Adjusted EBITDA assists us in comparing our performance over various reporting periods because it removes from our operating results the impact of items that our management believes do not reflect our core operating performance.

We present a net loss (GAAP) reconciliation to adjusted net loss (Non-GAAP) and EPS in order to show the impacts on net income (loss) and EPS of non-recurring items, net of tax, so that our stakeholders can easily see what our results would have been had these items been excluded from those calculations. Our board of directors and management team believe this reconciliation allows our stakeholders to review our adjusted results to those presented by other companies in our industry.
Adjusted EBITDA and adjusted net loss are supplemental non-GAAP financial measures, and they are not a substitute for net income (loss), income (loss) from operations, cash flows from operating activities or any other measure prescribed by GAAP.
There are limitations to using non-GAAP measures such as Adjusted EBITDA and adjusted net-loss. Although we believe that Adjusted EBITDA and adjusted net-loss can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA or adjusted net-loss differently than we do. As a result, it may be difficult to use Adjusted EBITDA or adjusted net-loss to compare the performance of those companies to our performance. Adjusted EBITDA or adjusted net-loss should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business.

About urban-gro, Inc.
urban-gro, Inc.® (Nasdaq: UGRO) is an integrated professional services and Design-Build firm. We offer value-added architectural, engineering, and construction management solutions to the Controlled Environment Agriculture (“CEA”), industrial, healthcare, and other commercial sectors. Innovation, collaboration, and creativity drive our team to provide exceptional customer experiences. With offices across North American and in Europe, we deliver Your Vision – Built. Learn more by visiting www.urban-gro.com.

Safe Harbor Statement
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this release, terms such as “believes,” “will,” “expects,” “anticipates,” “may,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The forward-looking statements in this press release include, without limitation, financial projections, future events, business strategy, future performance, future operations, future demand, backlog, financial position, estimated revenues, losses, adjusted EBITDA, and positive free cash flow, prospects, plans and objectives of management. These and other forward-looking statements are based on the current expectations, forecasts, beliefs and assumptions of the Company's management and are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including, among others, our ability to successfully manage and integrate acquisitions, our ability to accurately forecast revenues and costs, competition for projects in our markets, our ability to predict and respond to new laws and governmental regulatory actions, including any potential rescheduling of cannabis and passage of the SAFER Banking Act, our ability to successfully develop new and/or enhancements to our product offerings and develop a product mix to meet demand, risks related to weather conditions that are adverse to our business operations, supply chain issues for the Company or third party suppliers, rising interest rates, economic downturn or other factors that could cause delays or the cancellation of projects in our backlog or our ability to secure future projects, our ability to maintain favorable relationships with suppliers, risks associated with reliance on key customers and suppliers, our ability to attract and retain key personnel, results of litigation and other claims and insurance coverage issues, risks related to our information technology systems and infrastructure, our ability to maintain effective internal controls, our ability to execute on our strategic plans, our ability to achieve and maintain cost savings, the sufficiency of our liquidity and capital resources, and our ability to achieve our key initiatives for 2024, particularly our growth initiatives. A more detailed description of these and certain other factors that could affect actual results is included in the Company’s filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law.

urban-gro, Inc.
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2023	2022
ASSETS
Current assets:
Cash	$1,112,504	$12,008,003
Accounts receivable, net	26,991,739	15,380,292
Contract receivables	10,071,951	3,004,282
Prepaid expenses and other current assets	2,775,682	4,164,960
Total current assets	40,951,876	34,557,537
Non-current assets:
Property and equipment, net	1,419,393	1,307,146
Operating lease right of use assets, net	2,041,217	2,618,825
Investments	—	2,559,307
Goodwill	15,572,050	15,572,050
Intangible assets, net	4,394,507	5,450,687
Total non-current assets	23,427,167	27,508,015
Total assets	$64,379,043	$62,065,552
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$25,411,243	$9,960,364
Contract liabilities	8,063,325	1,294,452
Accrued expenses	4,071,231	3,196,961
Customer deposits	603,046	2,571,161
Contingent consideration	49,830	2,799,287
Notes payable	3,204,840	3,832,682
Operating lease liabilities	707,141	600,816
Total current liabilities	42,110,656	24,255,723
Non-current liabilities:
Operating lease liabilities	1,380,362	2,044,782
Deferred tax liability	817,419	1,033,283
Total non-current liabilities	2,197,781	3,078,065

Shareholders’ equity:
Preferred stock, $0.10 par value; 3,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2023, and 10,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2022	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 13,522,669 issued and 12,072,836 outstanding as of December 31, 2023, and 100,000,000 shares authorized; 12,220,593 shares issued and 10,770,760 outstanding as of December 31, 2022	13,523	12,221
Additional paid-in capital	88,901,583	84,882,982
Treasury shares, cost basis: 1,449,833 shares as of December 31, 2023 and 1,449,833 as of December 31, 2022	(12,045,542)	(12,045,542)
Accumulated deficit	(56,798,958)	(38,117,897)
Total shareholders’ equity	20,070,606	34,731,764
Total liabilities and shareholders’ equity	$64,379,043	$62,065,552

urban-gro, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2023	2022	2023	2022
Revenues:
Equipment systems	$2,100,279	$2,309,387	$12,675,645	$33,333,574
Services	2,519,953	3,356,912	11,923,920	12,862,308
Construction design-build	10,186,530	11,521,313	46,254,967	19,822,901
Other	198,759	139,663	688,241	1,011,151
Total revenues and other income	15,005,521	17,327,275	71,542,773	67,029,934
Cost of revenues:
Equipment systems	1,797,602	12,313,164	11,085,306	27,963,258
Services	1,507,420	1,472,686	7,222,968	6,225,634
Construction design-build	9,837,177	—	42,442,858	17,905,172
Other	144,958	235,141	500,079	730,151
Total cost of revenues	13,287,156	14,118,113	61,251,211	52,824,215
Gross profit	1,718,364	3,209,162	10,291,562	14,205,719

Operating expenses:
General and administrative	5,739,723	5,152,770	23,713,773	19,911,276
Stock-based compensation	374,211	711,018	2,199,046	2,571,785
Intangible asset amortization	240,165	286,716	1,056,180	1,059,779
Business development	—	—	—	3,299,864
Total operating expenses	6,354,099	6,150,504	26,968,999	26,842,704
Loss from operations	(4,635,738)	(2,941,342)	(16,677,437)	(12,636,985)

Non-operating income (expenses):
Interest expense	(113,552)	(32,309)	(271,686)	(54,579)
Interest income	6,243	107,683	173,895	329,012
Contingent consideration	–	(436,905)	(160,232)	(436,905)
Write-down of investment	—	(950,575)	(258,492)	(2,660,933)
Loss on settlement	—	—	(1,500,000)	—
Other income (expense)	(30,629)	7,917	(202,973)	(139,611)
Total non-operating income (expenses)	(137,938)	(1,304,189)	(2,219,488)	(2,963,016)
Loss before income taxes	(4,773,672)	(4,245,531)	(18,896,925)	(15,600,001)

Income tax benefit	48,383	63,926	215,864	322,092
Net loss	$(4,725,289)	$(4,181,605)	$(18,681,061)	$(15,277,909)

Comprehensive loss	$(4,725,289)	$(4,181,605)	$(18,681,061)	$(15,277,909)

Loss per share – basic and diluted	$(0.40)	$(0.39)	$(1.66)	$(1.44)
Weighted average shares – basic and diluted	11,675,033	10,713,158	11,264,414	10,610,841

urban-gro, Inc.
NON-GAAP ADJUSTED EBITDA RECONCILIATION TO NET LOSS

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2023	2022	2023	2022
Net loss	$(4,725,289)	$(4,181,605)	$(18,681,061)	$(15,277,909)
Interest expense	113,552	32,308	271,686	54,579
Interest income	(6,243)	(107,683)	(173,895)	(329,012)
Federal and state income tax (provisions)	(48,383)	(63,926)	(215,864)	(322,092)
Federal and state income tax payments	20,682	4,484	185,910	16,253
Depreciation and amortization	435,467	366,480	1,636,667	1,483,065
EBITDA	(4,210,214)	(3,949,942)	(16,976,557)	(14,375,116)
Non-recurring legal fees	479,881	75,927	1,249,133	352,173
One-time employee expenses	—	31,398	—	819,089
Contingent consideration - change in fair value	—	436,905	160,232	436,905
Contingent consideration - DVO acquisition	73,681	—	278,559	—
Reduction in force costs	51,735	—	346,725	—
One time business development expenses	—	—	—	3,299,864
Impairment loss	—	950,576	258,492	2,660,934
Loss on settlement	—	—	1,500,000	—
Retention incentive	300,000	—	1,242,000	—
Stock-based compensation	374,211	711,018	2,199,046	2,571,785
Transaction costs	(60,882)	89,206	30,197	347,317
Adjusted EBITDA	$(2,991,588)	$(1,654,912)	$(9,712,173)	$(3,887,049)

urban-gro, Inc.
NET LOSS (GAAP) RECONCILIATION TO ADJUSTED NET LOSS (NON-GAAP) AND EPS

	For the Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net loss (GAAP)	$(4,725,289)	$(4,181,605)	$(18,681,061)	$(15,277,909)
Non-recurring adjustments, net of taxes:
Non-recurring legal fees	479,881	75,927	1,249,133	352,173
One time business development expenses	—	—	—	3,299,864
Contingent consideration - change in fair value	—	436,905	160,232	436,905
Contingent consideration - DVO acquisition	73,681	—	278,559	—
Reduction in force costs	51,735	—	346,725	—
One-time employee expenses	—	31,398	—	3,299,864
Impairment loss	—	950,576	258,492	2,660,934
Loss on settlement	—	—	1,500,000	—
Retention incentive	300,000	—	1,242,000	—
Transaction costs	(60,882)	89,206	30,197	347,317
Adjusted net loss (non-GAAP)	$(3,880,874)	$(2,597,593)	$(13,615,723)	$(4,880,852)

Weighted average shares - basic and diluted	11,264,414	10,610,841	11,264,414	10,610,841
Loss per share (GAAP)	$(0.42)	$(0.39)	$(1.66)	$(1.44)
Adjusted loss per share (non-GAAP)	$(0.34)	$(0.24)	$(1.21)	$(0.46)

Investor Contacts:
Dan Droller – urban-gro, Inc.
-or-
Jeff Sonnek – ICR, Inc.
(720) 730-8160
investors@urban-gro.com
Media Contact:
Barbara Graham – urban-gro, Inc.
barbara.graham@urban-gro.com